Exhibit 5.3

INTERNAL REVENUE SERVICE           DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P O BOX A-3617 DPN20-6
CHICAGO, IL 60690
                                   Employer Identification Number:
Date: January 30, 1995               43-9162835
                                   File Folder Number
                                     480002090
ANHEUSER-BUSCH COMPANIES, INC.     Person to Contact:
ONE BUSCH PLACE                      FRITZ PEARSON
ST. LOUIS, MO 63118                Contact Telephone Number
                                     (414) 798-0860
                                   Plan Name:
                                     DEFERRED INCOME STOCK PURCHASE
                                     AND SAVINGS PLAN (UNION)
                                   Plan Number:  064
Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See Section 1.401.4(b)(3) of the Income Tax Regulations). We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 18, 1994. The proposed amendments should be adopted on or before the date prescribed by the registration under Code section 401(b).

     This plan also satisfies the requirements of Code section
414(m).

     This determination letter is applicable for the amendments adopted on March 14, 1994.

     This determination letter is also applicable for the amendment(s) adopted January 1, 1994.

     This plan is an employee stock ownership plan with a cash or deferred arrangement described in Code section 401(k).

     This plan satisfies the requirements of Code section
4975(c)(7).
                                                      Letter 835
(DO/CG)

ANHEUSER-BUSCH COMPANIES INC

     This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

     This letter is issued under Rev. Proc. 73-89 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter".

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,



                                        Marilyn W. Day
                                        District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum



                                                      Letter 835
(DO/CG)

ANHEUSER-BUSCH COMPANIES INC

This determination letter is also applicable for the amendments adopted on April 1, 1992, June 30, 1992 and December 18, 1991.